EXHIBIT 21.1

SUBSIDIARIES

On May 28, 2014, Fuse Medical, LLC, became a wholly owned subsidiary of Fuse Medical, Inc. A Certificate of Cancellation for Fuse Medical, LLC, was filed on February 20, 2015.